EXHIBIT 4.3


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                       MILLICOM INTERNATIONAL CELLULAR S.A

                                       and

                              THE BANK OF NEW YORK

                                   as Trustee

                          ----------------------------


                          FIRST SUPPLEMENTAL INDENTURE

                             dated as of May 8, 2003

                          ----------------------------


               13-1/2% Senior Subordinated Discount Notes due 2006

                          ----------------------------

              Supplementing the Indenture dated as of May 23, 1996





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     FIRST SUPPLEMENTAL INDENTURE, dated as of May 8, 2003 (this "First
Supplemental Indenture"), between Millicom International Cellular S.A., a corporation organized and existing under the laws of the Grand-Duchy of Luxembourg (the "Company"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

                                 R E C I T A L S

     The Company and the Trustee executed and delivered the Indenture, dated as of May 23, 1996 (the "Indenture"), providing for the issuance thereunder by the Company, and the authentication and delivery by the Trustee, of the Company's 13-1/2% Senior Subordinated Discount Notes due 2006 (the "Notes").

     The Company commenced an offer to holders of the Notes to exchange $720 of newly issued 11% Senior Notes due 2006 and $81.7 of newly issued 2% Senior Convertible PIK Notes due 2006, per $1000 of any and all outstanding Notes, and, in connection therewith, the Company commenced a solicitation of consents from the registered holders of the Notes (the "Holders") to certain amendments to the Indenture, the particulars of which are more fully set forth herein (the "Amendments").

     More than 50% of the holders of the Notes who are entitled to vote, determined as provided in the Indenture, have validly consented to the Amendments in accordance with the provisions of Section 902 of the Indenture, and all other conditions set forth in the Indenture to the execution and delivery of this First Supplemental Indenture have been fulfilled and satisfied.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree, for the equal and ratable benefit of the respective Holders from time to time of the Notes, as follows:

                                    ARTICLE 1

                           AMENDMENTS TO THE INDENTURE

     SECTION 1.1. Deleted Sections. Sections 1009, 1010 and 1014 are hereby deleted in their entirety (the "Deleted Sections"). All terms defined in Section 101 of the Indenture that are used only in such Deleted Sections, or that are used only in other defined terms that are used only in such Deleted Sections, are hereby deleted and shall be of no further force and effect. All references in the Indenture made to such Deleted Sections, including, but not limited to the references in Sections 203, 301, 305, 306, 310, 501, 1008 and 1015 of the
Indenture, as well as the references to the Deleted Sections in the definitions of "Cellular Operating Income," "Unrestricted Subsidiary," "Permitted Investments" and "Pro Rata Portion," are hereby deleted.

     SECTION 1.2. Global Securities. The reference in Section 305(d) the Indenture to Section 1015 of the Indenture is hereby replaced by a reference to
Section 1016 of the Indenture.


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     SECTION 1.3. Transactions with Affiliates and Related Persons. The second paragraph of Section 1015 of the Indenture is hereby deleted in its entirety and replaced by the following:

"The foregoing restriction shall not apply to (i) reasonable and customary payments on behalf of directors, officers or employees of the Company or any of its Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates, or in reimbursement of reasonable and customary payments or reasonable and customary expenditures made or incurred by such Persons as directors, officers or employees, (ii) any Permitted Investment; provided, however, that any Investment (including any Permitted Investment) made in reliance on this clause (ii) is in the best interests of the Company, and (iii) any loan or advance by the Company or a Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to employees of any of them in the ordinary course of business."


                                   ARTICLE 2

                                  MISCELLANEOUS

     SECTION 2.1. Effectiveness and Effect.

     (a) This First Supplemental Indenture shall take effect on the date hereof.

     (b) The provisions set forth in this First Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture to the same extent as if set forth fully therein. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this First Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect.

     SECTION 2.2. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required by or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act of 1939, the required or incorporated provision shall control.

     SECTION 2.3. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     SECTION 2.4. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     SECTION 2.5. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 2.6. Effect of Headings. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be
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considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

     [The remainder of this page intentionally left blank.]


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     [First Supplemental Indenture signature page]

Dated as of May __, 2002

                                               MILLICOM INTERNATIONAL
                                               CELLULAR S.A.


                                               By:
                                                   -----------------------------
                                                   Name:
                                                   Title:

Attest:

----------------------------
By:
                                               THE BANK OF NEW YORK,
                                               as Trustee


                                               By:
                                                   -----------------------------
                                                   Name:
                                                   Title:

Attest:

----------------------------
By:


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